Exhibit 99.1

Eightco Holdings Inc. (ORBS) Announces 16.9 Million Verified World Humans, Adding 1.9 Million Since Launching Worldcoin Treasury Just 3 Weeks Ago

Unveils ‘Power of 8’ Initiative: 800M Worldcoin (WLD) Tokens and 8B Verified Humans

Dan Ives, renowned technology and AI expert and Wall Street analyst, serves as Chairman of the Board

World is the single sign-on for the AI era

“If we succeed on our mission, World might become the largest network of real people online, fundamentally changing how we interact and transact throughout the Internet,” says Sam Altman

Investors include MOZAYYX, BitMine Immersion (BMNR), World Foundation, Wedbush, Coinfund, Discovery Capital Management, FalconX, Kraken, Pantera, GSR, Brevan Howard and more

EASTON, Pa., Sept. 29, 2025 /PRNewswire/ -- Eightco Holdings Inc. (NASDAQ: ORBS) today unveiled its ‘Power of 8’ initiative, targeting 800 million Worldcoin (WLD) and 8 billion verified humans. Since launching its Worldcoin treasury strategy on September 8, World has added over 1.9 million verified users, bringing the total to 16.9 million, with a goal of reaching 100 million within the next 12 months.

“World is the single sign-on for the AI era, making it possible to trust and transact anonymously online for the first time,” said Dan Ives, newly appointed Chairman of Eightco Holdings Inc. (ORBS). “In the AI value chain, LLMs are valued at $3 trillion, hyperscalers $3 trillion, cybersecurity $1-2 trillion and the most important of these, ‘Proof of Human,’ or human cybersecurity is $10 billion. Over time, ‘Proof of Human’ verification should easily match the value of a single LLM, or have value of $200 to $300 billion, implying the Worldcoin value of $20 to $30 per WLD coin.”

Ives continues, “We believe in the ‘Power of 8’: ORBS reaching 800 million WLD tokens and verifying 8 billion humans. The momentum of the past few weeks is only the beginning.”

The issue of trust in the agentic age and the urgent demand for digital verifications systems is more important than ever before, recently voiced by President Trump in his address to the United Nations announcing that he’ll be “meeting with the top leaders of the world by pioneering an AI verification system that everyone can trust.”

“We also talked a lot about the need to include a financial network of some sort. It was clear to us that authentication and proof of humanity was an important component,” said Sam Altman, Co-founder of World and OpenAI, on the creation of World. “But it was also clear that one of the most important problems, one of the reasons you needed this was for people to be able to exchange value, for people and AI’s to exchange value, someday for AI’s and AI’s to do it.”

Blockchain technology enables the safest solution to secure human verifications in the digital age, echoed by industry leaders, “The internet-native money is crypto. It’s a bearer instrument,” said Ben Horowitz, Co-founder of Andreessen Horowitz, “So crypto is kind of like the economic network for Al.”

Eightco Holdings Inc. (ORBS) is committed to establishing a universal foundation for digital identity. World’s proprietary verification Orb technology is designed to meet the security and identity challenges of the future, offering a path to a universally trusted digital identity and the foundation for the next generation of online trust, verification and economic exchange. The Orbs are the hardware backbone of Worldcoin, verifying unique humans, distributing tokens fairly, and creating a trusted digital identity system. World will be the leading verification platform for consumers around the world.

ABOUT EIGHTCO HOLDINGS INC.

Eightco Holdings Inc. (NASDAQ: ORBS) is delivering a first-of-its-kind Worldcoin (WLD) treasury strategy. With this digital asset treasury (DAT), Eightco is advancing the AI revolution, implementing a technology infrastructure layer that is integral to the future of authentication, verification and Proof of Human (PoH). In an increasingly agentic world, Eightco aims to achieve a universal foundation for digital identity.

For additional details, follow on X:

https://x.com/iamhuman_orbs

https://x.com/divestech

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “expand,” “advance,” “develop” “believes,” “guidance,” “target,” “may,” “remain,” “project,” “outlook,” “intend,” “estimate,” “could,” “should,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: Eightco’s ability to maintain compliance with the Nasdaq’s continued listing requirements; unexpected costs, charges or expenses that reduce Eightco’s capital resources; Eightco’s inability to raise adequate capital to fund its business; Eightco’s inability to innovate and attract users for Eightco’s products; future legislation and rulemaking negatively impacting digital assets; and shifting public and governmental positions on digital asset mining activity. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Eightco’s actual results to differ from those contained in forward-looking statements, see Eightco’s filings with the Securities and Exchange Commission (the “SEC”), including in its Annual Report on Form 10-K filed with the SEC on April 15, 2025. All information in this press release is as of the date of the release, and Eightco undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

SOURCE Eightco Holdings (NASDAQ: ORBS)

MEDIA CONTACT:

Marcy Simon

Marcy@agentofchange.com

+19178333392